Exhibit 10.1

Changes to Director Compensation

In 2011, the Compensation Committee reviewed the competitiveness of the director compensation program, and as part of this conducted a benchmarking exercise using the comparator group used to benchmark the CEO compensation. On February 15, 2012 the Board of Directors approved the recommendation of the Compensation Committee to change the director compensation program from April 1, 2012. Under the new program, Directors will receive a flat annual fee and will not receive any additional daily fees for performing their duties as a Director. The new program will consist of:

•	An annual retainer of $190,000, paid quarterly, to the Chairman of the Board;

•	An annual retainer of $90,000, paid quarterly, for all other NEDs;

•	An annual retainer of $10,000 for the Chairman of the Compensation Committee;

•	An annual retainer of $16,000 for the Chairman of the Audit Committee;

•	An annual retainer of $8,000 for the Chairman of the Nominating and Corporate Governance Committee;

•	An annual retainer of $5,000 for the members of the Audit Committee;

•	No additional daily fees for attendance at Board or Committee meetings or calls;

•	Directors may receive an additional daily fee of $2,000 for additional days provided at the specific request of the CEO.

Directors will continue to receive an annual grant of stock options equal to $45,000, based on the closing stock price for Corporation stock on the date prior to grant and will still be required to take one quarter of their annual retainer fee in stock in the Corporation, taken at market price on the date issued.

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